News Release

For Further Information:
Jessica Gulis, 248.559.0840
ir@cnfrh.com

For Immediate Release

Conifer Holdings Appoints Investment Strategy Leader Jeffrey Hakala as
New Board Member

Birmingham, MI, March 19, 2018 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today that Jeffrey A. Hakala has been elected to the Board of Directors of the Company. With the addition of Mr. Hakala, Conifer’s Board of Directors increases to eight members.

James Petcoff, Chairman and CEO, stated, “We are delighted to welcome Jeff to serve on Conifer’s Board of Directors. His background in portfolio investment management and public accounting brings valuable investment strategy and financial expertise to the Board.”

Mr. Hakala is the Chief Executive Officer and Chief Investment Officer of Clarkston Capital Partners, an investment management firm based in Bloomfield Hills, Michigan. Prior to Mr. Hakala co-founding Clarkston Capital Partners in 2007, he served as a portfolio manager for multiple investment management firms and also worked in public accounting.

In addition to his position on Conifer’s Board of Directors, Mr. Hakala serves on the Board of Directors of Clarkston State Bank. Mr. Hakala holds a B.A. in accounting and M.B.A. from Michigan State University and is both a Chartered Financial Analyst and a registered Certified Public Accountant with over 20 years of experience in the finance industry.

About the Company
Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market under the symbol CNFR. Additional information is available on the Company's website at IR.CNFRH.com.